Exhibit 99.1

News Release

Media Contact:

Gerald Hunter (972) 855-3116

ATMOS ENERGY CORPORATION NAMES

BRET J. ECKERT SENIOR VICE PRESIDENT

DALLAS– (May 15, 2012) — Atmos Energy Corporation (NYSE:ATO) today announced the addition of Bret J. Eckert to its senior management team as Senior Vice President. He will join the Company on June 4, 2012 and report to Fred Meisenheimer, Senior Vice President and Chief Financial Officer. Eckert was previously with Ernst & Young LLP, where he was an Audit Partner in the Dallas office.

Eckert, 45, has more than 22 years of experience in the regulated natural gas distribution industry. He has extensive experience with SEC reporting matters and filings, regulatory accounting and reporting matters, equity/debt offerings, significant mergers/acquisitions/divestitures, public offerings, and technical accounting and financial matters. Commenting on the addition of Eckert to Atmos Energy’s senior management team, Atmos Energy, President and CEO, Kim Cocklin said, “We are very pleased to have Bret as a member of our senior leadership. We are fortunate to have someone of Bret’s experience and knowledge of our company and we look forward to his leadership as we continue to invest in our employees and our safe and reliable gas system.”

Eckert holds a bachelor’s degree in accounting and finance from Texas A&M University. He is a previous graduate of Leadership Dallas and remains active in the Dallas community.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving more than three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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